Exhibit 99

Titan International, Inc. Sales Drop 7% in Q1 2014

Quincy, IL. - Titan International, Inc. (NYSE: TWI)
April 24, 2014

First quarter highlights:

•	Sales for first quarter 2014 were $538.9 million down 6.8 percent, compared to $578.4 million in the first quarter of 2013.

•	Gross profit decreased 43.6 percent for first quarter 2014 to $54.6 million, or 10.1 percent of net sales, compared to $96.8 million in first quarter 2013, or 16.7 percent of net sales.

•	First quarter income from operations was $0.3 million compared to $47.9 million last year.

•	Net income for the first quarter was $2.2 million, compared to $19.5 million in the first quarter of last year.

•	Earnings per share for the first quarter 2014 are $0.04 and $0.04 for basic and fully diluted, respectively, compared to $0.38 and $0.34 for 2013, basic and fully diluted, respectively.

Statement of Chief Executive Officer:
Titan CEO and Chairman, Maurice Taylor, comments, "The first quarter performance fell short of our expectations. There are a lot of reasons, but the simple fact is the buck stops with me.

"Winter’s blast affected every factory in the United States with fuels costs up. The aftermarket and OEM farm business declined and OE construction business was also below forecast. The mining business was nonexistent in the first quarter. January and February business was weak. March improved but could not offset the severe declines in the first two months of 2014. Agriculture and construction seems to be improving slightly going forward but a recovery in the mining looks like a long haul. Due to the uncertainty in the markets we serve, the 2014 management goals published November 25, 2013 have been rescinded and are being reconsidered.

"We need to reduce our expenses and work harder during the rest of the year. Titan will be adjusting employment levels both in salary and hourly workforce in second quarter. Titan does have a lot of good things going forward. Our new tires and wheels are taking hold and the LSW tires and wheels are performing great out in the market. We have begun an aggressive campaign for the LSW concept which we expect to improve Titan’s agriculture and construction wheels and tires business.

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"Titan ITM, which makes tracks for construction and certain agricultural machines, is growing in South America. Europe remains weak and we do not expect much improvement for 2014. The Russian tire operation, in which Titan holds a 30 percent interest, is moving ahead. The political circumstances in Russia remain a challenge but we are proceeding on with our plan.

"Paul Reitz, Titan’s new president, has visited all of Titan’s operations and will be initiating his plan to increase Titan’s operating margin and improve quality and delivery. John Hrudicka, Titan’s new CFO, is partnering with Paul to drive profit optimization throughout the company. Cecilia LaManna (Chief Executive Officer of Italtractor ITM SpA Group) is now  running Europe and she is growing the track business by taking market share in a very tough market. I believe, as does Titan’s board, that Titan’s new management team will grow revenue and operating profit.

"There have been a lot of questions asked about what, when and how Titan is going to reach many goals. I can appreciate that all shareholders don’t have the same timeline that I have.

"Here are some simple facts and numbers:
(Amounts in thousands, except per share data)

	Sales	Adjusted EBITDA	Adjusted EPS-diluted	Shareholder’s Equity
2010	$881,591	$89,317	$0.43	$272,031
2011	1,486,998	184,111	1.50	396,879
2012	1,820,678	243,568	1.93	632,362
2013	2,163,595	192,215	0.78	798,036

"In 2010, Titan began negotiating the rubber union work rules at our North American tire facilities. In the first quarter of 2013, we signed a new four year agreement with the steelworkers union minimizing the work rules and improving the efficiencies at the tire plants.

"Titan’s business is simple to understand. We make the steel farm wheels for the North American and European markets. We also produce the farm tires for North and South America under the Goodyear and Titan brand. In 2011, Titan had a choice to either stay the size we were in revenue or expand into Europe and utilize our market strength. The board agreed to buy Titan Europe (the 80% we didn’t own) and duplicate our North and South America business.

"We also produce the wheels, tires and undercarriage components for the construction and mining business in North America, Europe, Australia and Russia. Our market share for this segment will never match Titan’s agriculture business because Michelin, Bridgestone and Goodyear alone have spent billions to expand capacity. Titan’s maximum construction and mining tire capacity is between $500/$600 million in revenue; therefore, we look at being a specialty tire and wheel producer who can earn fair margins.

"The current outlook for mining tires continues to be negative. The price of tires continues to drop and will in the foreseeable future. Titan seeks to penetrate into a niche specialty tire and wheel market in the construction and mining segment which could generate additional revenue between $200 and $400 million and additional EBITDA between $40 to $120 million. The extra capital investment to accomplish this is substantially complete. Titan produces its own equipment, molds and tooling. If you ever have the chance to visit one of our factories in the United States, you will observe the hidden value.

"The new additions we acquired in 2012 and 2013 should start to show positive results this next year. Our business simply put is old line manufacturing and to make a new tire or wheel concept succeed, both products are needed. Titan’s new LSW tires and wheels have shown big improvements over the current conventional products. These new tires and wheels improve equipment performance. It takes a few years for people (farmers) to see the benefits. We are starting to see those benefits in North America now and we will bring them to Europe and Russia. That is why we are excited about our growth.

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"Titan today has enough cash on its balance sheet to finish the acquisition phase later this year. This should leave Titan International with annual revenues of $3 to $3.3 billion once the acquisitions are complete. It is management’s goal to streamline these businesses as we have done with the Quincy wheel plant and our Des Moines tire facility. Titan’s shareholders should know that it’s the board’s position to then pay out a high percentage of earnings in dividends as there will not be a large need for capital going forward for this business.

"When I started on this journey on March 23, 1983 we had zero employees and zero sales. We have come a long way and I believe we are very close to achieving our goals. As I’ve mentioned, I can appreciate there are many opinions how to do this faster, but in manufacturing you must do it correctly or you pay a high penalty for mistakes.

"I must also mention how lucky the company and I have been to have what I consider the best board of directors of any public company. Every individual on Titan’s board brings a very unique talent, which helps Titan and you, the shareholders," concluded Taylor.

Financial Summary:

Sales: Net sales for the quarter ended March 31, 2014, were $538.9 million compared to $578.4 million in 2013, a decrease of 7 percent. Sales increased approximately 5% from the inclusion of the recently acquired Voltyre-Prom facility which recorded $29.6M in sales. Volume increased 4% primarily as the result of increased consumer sales at overseas facilities. The increase in net sales was offset by a price/mix reduction which resulted largely from decreased demand for larger product used in the mining industry that decreased sales approximately 14%, and unfavorable currency translation which decreased sales by approximately 2%.

Gross profit: Gross profit for the first quarter of 2014 was $54.6 million, or 10.1 percent of net sales, compared to $96.8 million, or 16.7 percent of net sales for the first quarter of 2013. Gross profit decreased primarily as a result of a large decrease in demand for earthmoving/construction products for the mining industry, which remains in a cyclical downturn. Generally, there are higher margins associated with the larger, more complex mining tires. As a consequence, this drove a significant decrease in gross profit due to selling price reductions, mix erosion and lost leverage on lower sales.
Warranty Expense: The provision for warranty liability was $5.3 million at March 31, 2014 or 1.0 percent of sales compared to $7.9 million at March 31, 2014 or 1.4 percent of sales.

Selling, general and administrative (SG&A) expenses: Selling, general and administrative for the first quarter of 2014 were $46.8 million, or 8.7% of net sales, compared to $42.4 million, or 7.3% of net sales, for 2013.  The higher SG&A expenses were primarily the result of approximately $5 million of SG&A expenses at recently acquired facilities.

Income from operations: Income from operations for the first quarter of 2014, was $0.3 million, or 0 percent of net sales, compared to $47.9 million, or 8.3 percent of net sales, in 2013.

Interest expense: Interest expense was $9.3 million and $10.4 million for the quarters ended March 31, 2014, and 2013, respectively.

Earnings per share: For the first quarter of 2014, basic and diluted earnings per share were $0.04 and $0.04, respectively. This compared to the same period last year, basic and diluted earnings per share were $0.38 and $0.34, respectively.

Capital expenditures: Titan’s capital expenditures were $16.8 million for the first quarter of 2014 and $21.2 million for the first quarter 2013.

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Debt balance: Total long term debt balance was $498.8 million at March 31, 2014 compared to $497.7 million on December 31, 2013. Short-term debt balance was $78.0 million at March 31, 2014 and $75.1 million at December 31, 2013. Net debt (debt less cash and investments) was $298.7 million at March 31, 2014, compared to $294.1 million at December 31, 2013.

Equity balance: The company’s equity was $782.1 million at March 31, 2014 compared to $798.0 million at December 31, 2013.

First Quarter Conference Call:
Titan will be hosting a conference call for the first quarter earnings announcement at 9:00 a.m. Eastern Time on Thursday, April 24, 2014. To participate in the call, dial (877) 870-4263, (International callers dial (412) 317-0790; Canada (855) 669-9657). The call will be webcast and can be accessed at www.titan-intl.com in the "News & Events/Conference Calls" section on the "Investor Relations" page of our website. A replay of the call will be available until May 1, 2014. Visit our website for more details.

Safe harbor statement:
This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission. The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the company undertakes no obligation to publicly update or revise any forward-looking statements.

Company description: Titan International Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires, assemblies and undercarriage product for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications.

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Titan International, Inc.
Consolidated Condensed Statements of Operations (Unaudited)
Amounts in thousands except earnings per share data

	Three months ended
	March 31,
	2014	2013
Net sales	$538,940	$578,387
Cost of sales	484,390	481,636
Gross profit	54,550	96,751
Selling, general and administrative expenses	46,835	42,443
Research and development expenses	3,710	2,702
Royalty expense	3,741	3,723
Income from operations	264	47,883
Interest expense	(9,259)	(10,441)
Convertible debt conversion charge	—	(7,273)
Other income	516	1,419
Income (loss) before income taxes	(8,479)	31,588
Provision (benefit) for income taxes	(3,351)	12,199
Net income (loss)	(5,128)	19,389
Net loss attributable to noncontrolling interests	(7,291)	(86)
Net income attributable to Titan	$2,163	$19,475

Earnings per common share:
Basic	$.04	$.38
Diluted	$.04	$.34
Average common shares and equivalents outstanding:
Basic	53,470	51,816
Diluted	53,774	59,642

Dividends declared per common share:	$.005	$.005

Segment Information
Revenues from external customers (Unaudited)
Amounts in thousands except earnings per share data

	Three months ended
	March 31,
	2014	2013
Revenues from external customers
Agricultural	$317,166	$310,553
Earthmoving/construction	152,940	209,616
Consumer	68,834	58,218
	$538,940	$578,387

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Titan International, Inc.
Consolidated Condensed Balance Sheets (Unaudited)
Amounts in thousands

	March 31,	December 31,
Assets	2014	2013
Current assets
Cash and cash equivalents	$200,094	$189,360
Restricted cash	-	14,268
Accounts receivable, net	328,027	263,053
Inventories	394,550	384,920
Deferred income taxes	43,849	41,931
Prepaid and other current assets	86,346	114,346
Total current assets	1,052,866	1,007,878
Property, plant and equipment, net	628,807	638,807
Goodwill	41,269	42,075
Deferred income taxes	1,985	2,772
Other assets	133,571	129,699
Total assets	$1,858,498	$1,821,231
Liabilities and Equity
Current liabilities
Short-term debt	$78,022	$75,061
Accounts payable	213,464	176,719
Deferred Income Taxes	3,280	3,525
Other current liabilities	148,570	131,266
Total current liabilities	443,336	386,571
Long-term debt	498,774	497,694
Deferred income taxes	57,406	60,985
Other long-term liabilities	76,858	77,945
Total liabilities	1,076,374	1,023,195
Equity
Titan stockholders' equity
Common stock (no par, 120,000,000 shares authorized, 55,253,092 issued)	—	—
Additional paid-in capital	559,575	558,637
Retained earnings	209,436	207,541
Treasury stock (at cost, 1,681,886 and 1,692,220 shares, respectively)	(15,494)	(15,586)
Treasury stock reserved for deferred compensation	(1,075)	(1,075)
Accumulated other comprehensive loss	(56,891)	(61,794)
Total Titan stockholders’ equity	695,551	687,723
Noncontrolling interests	86,573	110,313
Total equity	782,124	798,036
Total liabilities and equity	$1,858,498	$1,821,231

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Titan International, Inc.
Supplemental Consolidated Statement of Income Information
Reconciliation of GAAP to Non-GAAP Financial Measures-Unaudited
Amounts in thousands except earnings per share data

The company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). This supplemental schedule provides adjusted non-GAAP financial information and a quantitative reconciliation of the difference between non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

The SEC’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure. The non-GAAP financial measure should be considered supplemental to, not a substitute for, the financial measures calculated in accordance with GAAP. It has limitations in that it does not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. In addition, this measure may not be comparable to non-GAAP financial measures reported by other companies.

The non-GAAP financial measure of adjusted net income assists investors with analyzing our business results as well as with predicting future performance. In addition, this non-GAAP financial measure is reviewed by management in order to evaluate the financial performance of each segment as well as the company as a whole. We believe that the presentation of this non-GAAP financial measure will permit investors to assess the performance of the company on the same basis as management.

As a result, one should not consider this measure in isolation or as a substitute for our results reported under GAAP. We compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

The table below provides a reconciliation of the non-GAAP financial measures with the most directly comparable GAAP financial measures for March 31, 2014.

Amounts in thousands except earnings per share data	Three Months Ended
	March 31,
	2014	2013
Net income attributable to Titan	$2,163	$19,475

Adjustments:
Europe rationalization	-	139
Convertible debt conversion charge	-	3,701

Adjusted Net Income	$2,163	$23,315

Adjusted earnings per common share:
Basic	$.04	$0.45
Diluted	$.04	$0.40

Average common shares outstanding:
Basic	53,470	51,816
Diluted	53,774	59,642

Contact: Krista Gray, Director of IR & Communication
krista.gray@titan-intl.com; 217-221-4773

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